Artesyn Reports Second Quarter 2003 Results

                      Sales Increase 7% Over First Quarter

    BOCA RATON, Fla., July 22 /PRNewswire-FirstCall/ -- Artesyn Technologies, Inc. (Nasdaq: ATSN), a world leader in providing advanced power conversion equipment and real-time subsystems to the communications industry, today reported financial results for the second quarter ended June 27, 2003.

    Artesyn reported second quarter 2003 sales of $87.6 million compared to $90.9 million for the corresponding quarter last year, and $81.9 million for the first quarter of 2003. This represents a decrease in sales of 4% from the same quarter last year and an increase in sales of 7% compared to last quarter. The growth in sales from the first quarter reflects the first sequential improvement in sales since the second quarter in 2002. For the first six months of 2003, Artesyn reported sales of $169.5 million compared to $181.4 million for the same period last year.

    Total orders received during the quarter were $92.7 million, yielding a book-to-bill ratio of 1.06. Backlog at the end of the quarter stood at $82.9 million, with approximately $76.5 million of this amount shippable in the third quarter.

    The Company incurred a net loss of $4.2 million, or $(0.11) per share for the second quarter compared to a net loss of $(0.26) per share in the second quarter of 2002. For the first six months of 2003, Artesyn had a net loss of $11.6 million, or $(0.30) per share, a significant improvement over the net loss per share of $(0.46) reported for the first six months of 2002.

    Excluding charges related to previously announced restructuring actions and facility consolidations, net loss per share for the second quarter of 2003 was $(0.07) compared to $(0.13) for the same quarter last year. These charges, net of tax benefits, were approximately $1.3 million for the second quarter of 2003 compared to $5.2 million for the same period last year. Included in the net loss per share for the first six months of 2003 were restructuring charges and a write-off of debt issuance costs associated with the Company's credit facility entered into during the first quarter. Excluding these charges, the net loss per share for the first half of the year was $(0.21) compared to a net loss of $(0.30) per share for the first half of 2002. The charges, net of tax benefits, were approximately $3.7 million in 2003 compared to $5.9 million for the first six months of 2002.

    The loss per share excluding restructuring and other charges, mentioned above, is not a recognized measure for financial statement presentation under U.S. GAAP, and is presented here to give the reader a clearer picture of the Company's current operating performance from management's perspective. As required, we have included a reconciliation of these non-GAAP measures in the table immediately following the written portion of this release.

    The Company's financial position continued to strengthen in the second quarter as cash improved to $52.5 million from $51.9 million in the first quarter, despite funding $4.8 million of restructuring obligations. Days working capital, a measurement of working capital efficiency, improved to 60 days from 73 days at the end of the first quarter this year and improved from 113 days at the end of the second quarter last year. The improvement in working capital management resulted in positive net cash flow from operations for the 9th consecutive quarter.

    Artesyn's President and Chief Executive Officer, Joseph O'Donnell, stated, "We are pleased to report sequential revenue growth for the first time since the second quarter last year. Signs of stabilization in demand are appearing in the market place as the incoming book-to-bill order ratio was reported above 1.0 for the third consecutive quarter. However, we are remaining conservative and not changing our outlook for modest revenue growth for the remainder of the fiscal year, even though there are signs of demand improvement."

    "There were 16 significant design wins, during the quarter, totaling
$52 million in estimated annual revenue over the life of these projects, as well as 90 smaller wins totaling $7 million in estimated annual revenue. It is clear that we are making progress with new design wins. With our solid customer relationships, leading technologies and the ability to invest in the development of new technologies, Artesyn's market position within the communications industry is continuing to strengthen."

    Mr. O'Donnell added, "Our financial progress continued with a rising gross profit margin in the quarter as our cost reduction initiatives near completion. With the smooth closure of the Kindberg, Austria facility behind us, the largest action still in progress is the closing of the Youghal, Ireland plant, which is on schedule to close in September of this year. Transfer of the production from these plants to our China and Hungary facilities is on schedule and we remain on track to achieve breakeven by the end of the year."

    Conference Call Information
    A conference call will be held at 8:30 a.m. (EDT) on today's date to discuss the information in this release. Investors may listen by either calling 1-800-711-4000 (pass code: O'Donnell) or over the Internet at www.artesyn.com. To listen to the live webcast, please go to the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The web cast will be available for replay immediately following the conference call. For further information on the call, please call the Company at 561-451-1000.

    ABOUT ARTESYN TECHNOLOGIES, INC.
    Artesyn Technologies, Inc., headquartered in Boca Raton, FL., is a world leader in designing and manufacturing power conversion solutions for industry-leading OEMs in communications and IT infrastructure markets and is one of the foremost providers of boards and software for worldwide Teledatacom(TM) networks and real-time communication applications. The Company's Power Conversion division offers complete system solutions, ranging from custom AC/DC and DC/DC front-ends and energy systems, to standard board-mounted isolated DC/DC modules, and non-isolated point-of-load (POL) converters. The Communications Products division provides WAN interfaces, CPU boards, protocols and hardware/software subsystems for telecom infrastructure applications such as SS7 signaling, signaling gateways, softswitches, wireless basestations, and DSLAMs. The Company has a global sales reach with design and manufacturing facilities in Asia Pacific, Europe and North America.

    Artesyn is a public company whose common stock is traded on the Nasdaq exchange under the symbol ATSN. For more information about Artesyn Technologies and its products, please visit the Company's web site at www.artesyn.com.

    CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS:
    This release may contain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve certain risks and uncertainties. Readers are cautioned that these forward-looking statements may differ materially from actual future events or results. These risks and uncertainties are identified within Artesyn's periodic filings with the United States Securities and Exchange Commission, specifically the most recent reports on Form 10-K, filed on March 26, 2003, and Forms 10-Q and 8-K. Some of these risk factors include, but are not limited to, fluctuations in end-market demand, integration of operations and technology, market acceptance of existing and new products, dependence on and volatility of foreign sales, the potential for fluctuations in operating results and general technological changes which may render our existing products uncompetitive or obsolete. Any forward-looking statement made in this release is made as of the date of this release and Artesyn assumes no obligation to update any such forward-looking statement. For a more detailed discussion of such risks and uncertainties, the Company strongly encourages you to review such filings, which are readily available at no charge on a number of commercial web sites including www.sec.gov and at www.freeEDGAR.com.


                          Artesyn Technologies, Inc.
                             Financial Highlights
                     (In Thousands Except per Share Data)
                                 (Unaudited)

                          Thirteen Weeks Ended      Twenty-Six Weeks Ended
                      June 27,2003  June 28,200  June 27,2003  June 28,2002

    Orders                 $92,664       $78,411     $179,775      $165,822

    Sales
     -Power Conversion      77,896        85,736      151,130       165,871
     -Communications
       Products              9,748         5,159       18,369        15,529
         Total             $87,644       $90,895     $169,499      $181,400

    Operating Loss         $(3,831)     $(12,148)    $(10,626)     $(20,305)
    EBITDA                   2,050        (5,134)       1,330        (6,710)

    Earnings Per Share
      Data
     Net loss               $(0.11)       $(0.26)      $(0.30)       $(0.46)
     Net loss excluding
      charges                (0.07)        (0.13)       (0.21)        (0.30)
     Weighted shares
      outstanding           38,700        38,382       38,514        38,358

     The following table includes items used to reconcile net loss to net loss excluding charges (in thousands, except per share data):

                                        Thirteen Weeks Ended
                               June 27, 2003             June 28, 2002

    Net Loss               $(4,155)       $(0.11)    $(10,150)       $(0.26)
    After-tax
     restructuring
     charges                 1,337          0.04        5,165          0.13
    Net loss excluding
     charges               $(2,818)       $(0.07)     $(4,985)       $(0.13)

                                         Twenty-Six Weeks Ended
                              June 27, 2003              June 28, 2002

    Net Loss              $(11,614)       $(0.30)    $(17,507)       $(0.46)
    After-tax
     restructuring
     charges                 3,166          0.08        5,931          0.16
    After-tax debt
     issuance cost
     write-off                 551          0.01           --            --
    Net loss excluding
     charges               $(7,897)       $(0.21)    $(11,576)       $(0.30)

                          Artesyn Technologies, Inc.
                    Consolidated Statements of Operations
                     (In Thousands Except per Share Data)
                                 (Unaudited)

                           Thirteen Weeks Ended      Twenty-Six Weeks Ended
                           June 27       June 28      June 27       June 28
                              2003          2002         2003          2002
    Sales                  $87,644       $90,895     $169,499      $181,400
    Cost of Sales           72,298        78,861      140,763       158,124
       Gross Profit         15,346        12,034       28,736        23,276

    Operating Expenses
     Selling, general and
      administrative         9,169         8,831       18,987        18,594
     Research and
      development            8,487         8,276       16,773        16,863
     Restructuring and
      other charges          1,521         7,075        3,602         8,124
       Total Operating
        Expenses            19,177        24,182       39,362        43,581
    Operating Loss          (3,831)      (12,148)     (10,626)      (20,305)

    Interest Expense, net     (897)       (1,757)      (2,589)       (3,677)

    Loss Before Income
     Taxes                  (4,728)      (13,905)     (13,215)      (23,982)
    Benefit for Income
     Taxes                    (573)       (3,755)      (1,601)       (6,475)

    Net Loss               $(4,155)     $(10,150)    $(11,614)     $(17,507)

    Net Loss Per Share      $(0.11)       $(0.26)      $(0.30)       $(0.46)

    Weighted Average
     Common and Common
     Equivalent Shares
     Outstanding            38,700        38,382       38,514        38,358


                          Artesyn Technologies, Inc.
                Consolidated Statements of Financial Condition
                                (In Thousands)
                                 (Unaudited)

                                                    June 27,   December 27,
                                                        2003           2002
    ASSETS
    Current Assets
     Cash and equivalents                            $52,462        $65,001
     Accounts receivable, net                         44,057         44,235
     Inventories, net                                 53,713         55,588
     Prepaid expenses and other current assets         3,487          1,926
     Deferred income taxes, net                       15,791         16,234
      Total current assets                           169,510        182,984

    Property, Plant & Equipment, Net                  69,351         78,631

    Other Assets
     Goodwill                                         19,335         18,676
     Deferred income taxes, net                       18,335         18,803
     Other assets                                      4,436          4,493
      Total other assets                              42,106         41,972

       Total Assets                                 $280,967       $303,587

    LIABILITIES AND SHAREHOLDERS' EQUITY

    Current Liabilities
     Accounts payable                                $42,849        $37,451
     Accrued and other current liabilities            50,754         56,508
       Total current liabilities                      93,603         93,959

    Long-Term Liabilities
     Long-term debt and capital leases                10,000         23,004
     Convertible subordinated debt                    47,368         46,517
     Other long-term liabilities                      14,718         16,661
       Total long-term liabilities                    72,086         86,182

       Total liabilities                             165,689        180,141

    Shareholders' Equity                             115,278        123,446

      Total Liabilities and Shareholders' Equity    $280,967       $303,587


SOURCE  Artesyn Technologies
    -0-                             07/22/2003
    /CONTACT: Richard Thompson, Chief Financial Officer, +1-561-451-1000, or Pamela Rembaum, Director, Investor Relations, +1-561-451-1028, both of Artesyn Technologies/
    /First Call Analyst: /
    /FCMN Contact: /
    /Web site:  http://www.artesyn.com /
    (ATSN)

CO:  Artesyn Technologies, Inc.
ST:  Florida
IN:  CPR
SU:  ERN CCA